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                                                                    EXHIBIT 99.1
                                                                    ------------

NEWS RELEASE
     For Immediate Release

COMPANY CONTACT:                                INVESTOR RELATIONS CONTACT:
CPAC, Inc. (www.cpac-fuller.com)                Makovsky & Company Inc.
Wendy F. Clay, VP Administration                John D. Lovallo, SVP
716-382-2339                                    212-508-9641
Kate T. Kreger, Dir. Corp. Comm.
716-382-2330


                     ROBERT C. ISAACS RETURNS TO CPAC, INC.
                           AS CHIEF OPERATING OFFICER

LEICESTER, NEW YORK, March 22, 1999 - CPAC, Inc. (Nasdaq NNM: CPAK) today announced that Mr. Robert C. Isaacs has accepted the position of Senior Vice President and Chief Operating Officer of CPAC, Inc., effective March 22, 1999. Mr. Isaacs rejoins CPAC, Inc. after resigning his operating positions in July 1998, for personal reasons. During his eight month absence from the Company, Mr. Isaacs remained active on CPAC's Board of Directors. He will continue to serve on the Board of Directors, and as an officer of the Corporation in his new post.

Thomas N. Hendrickson, CPAC Chief Executive Officer, said, "Bob has a long history with CPAC, starting in 1986, when he joined the Company as President of Trebla Chemical. Under his direction the company profited from tremendous sales growth, operational improvements, new private-label manufacturing accounts, and the establishment of a nationwide distributor network."

"In 1994 when CPAC diversified into the cleaning and personal care industry by acquiring The Fuller Brush Company, Mr. Isaacs was named President of this new subsidiary. During nearly four years under his leadership, Fuller Brush tripled its sales volume, greatly enhanced its manufacturing capacity and capabilities, and attained major manufacturing

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2364 LEICESTER ROAD, LEICESTER, NEW YORK 14481 o TELEPHONE (716) 382-3223 o FAX
                                 (716) 382-3031



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contracts."  Mr. Hendrickson added, "Bob's operational experience in both sides of our business makes him the ideal candidate for this position. We are very pleased that he is back full time with our organization, and are confident in his ability to contribute to CPAC's future growth."

Prior to joining CPAC, Inc. Mr. Isaacs held senior operating and management positions at both public and private manufacturing companies specializing in carbon steel products, metal components and polyurethane foam production. He is a graduate of Notre Dame with a BS in Chemical Engineering, and holds a Masters Degree in Engineering from Newark College of Engineering. Mr. Isaacs also holds an MBA from Washington University.

Celebrating its 30th year in business, CPAC, Inc. is an acquirer, developer and licensee of brand names in the Cleaning and Personal Care, and Imaging markets. CPAC owns The Fuller Brush Company in Great Bend, Kansas, as well as seven imaging manufacturing facilities in the U.S., Europe, Asia, and Africa. Shares are traded over the Nasdaq National Market System under the ticker symbol "CPAK." Additional information is available on the Company's website (www.cpac-fuller.com).

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